Amended and Restated Appendix A
to the
INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
OAK RIDGE INVESTMENTS, LLC

Fund	Advisor Fee	Effective Date
Oak Ridge Dividend Growth Fund	0.75%	10/17/2014
Oak Ridge Growth Opportunity Fund	0.75%	10/17/2014
Oak Ridge Large Cap Growth Fund	First $1 billion 0.75% Thereafter 0.70%	10/17/2014
Oak Ridge Small Cap Growth Fund	First $1 billion 0.85% Thereafter 0.80%	10/17/2014
Oak Ridge International Small Cap Fund	1.00%	9/30/2015
Oak Ridge Dynamic Small Cap Fund	0.90%	9/30/2015

Agreed and accepted this ______ day of _____________, 2015.

INVESTMENT MANAGERS SERIES TRUST OAK RIDGE INVESTMENTS, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: